EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release September 9, 2014

Contact:	Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net income of $1.9 million or $0.23 diluted earnings per share for the year ended June 30, 2014, which represents a $982,000 or 33.7% decrease from the year ended June 30, 2013. The decrease in earnings year over year was due primarily to a decrease in non-interest income. Non-interest income decreased $1.2 million or 77.4% from $1.5 million for the prior year end to $344,000 for the recent year end primarily due to recognition of a $958,000 bargain purchase gain in the year ended June 30, 2013. The gain was attributed to the acquisition of CKF Bancorp, which occurred on December 31, 2012. Net interest income increased $1.3 million or 12.3% to $11.5 million for the recently ended fiscal year primarily due to increased interest income. Interest income increased $1.2 million or 10.0% due chiefly to the larger loan portfolio provided by the CKF Bancorp acquisition. Also contributing to the increase in net interest income year over year was a decrease in interest expense. Interest expense decreased $68,000 or 4.0% to $1.6 million for the year ended June 30, 2014. Provision for loan losses decreased $82,000 or 12.4% to $580,000 for the recently ended year. Non-interest expense increased $1.5 million or 21.7% to $8.4 million for the year ended June 30, 2014, compared to the prior year period primarily as a result of the acquisition of CKF Bancorp, which resulted in higher operating costs including employee compensation and benefits. Because of the acquisition date, fiscal 2013 included only six months of combined operations, while fiscal 2014 included a full twelve months of combined operations.

The Company reported net income of $422,000 or $0.05 diluted earnings per share for the three months ended June 30, 2014, compared to $837,000 or $0.10 per share for the three months ended June 30, 2013. The decrease in net profit of $415,000, or 50.0%, was due primarily to decreases in net interest income and non-interest income as well as an increase in non-interest expense. Net interest income decreased $196,000 or 6.3% for the three month period ended June 30, 2014 to $2.9 million, compared to $3.1 million in the prior-year quarter, as interest income decreased at a faster pace than interest expense. Interest income decreased $267,000 or 7.5% to $3.3 million for the recently ended quarter, while interest expense decreased $71,000 or 16.5% to $360,000 for the period. Non-interest income decreased $265,000 or 91.4% to $25,000 for the quarter ended June 30, 2014, due primarily to charges taken on other real estate owned (OREO.) Non-interest expense increased $215,000 or 10.5% to $2.3 million for the recently ended quarter, due primarily to higher employee compensation and benefits and accounting fees. Income tax expense decreased $227,000 or 53.5% to $197,000 for the three months ended June 30, 2014.

At June 30, 2014, the Company reported its book value per share as $7.88.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, the impact of competition, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates six banking offices in Frankfort, Danville, and Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At June 30, 2014 the Company had approximately 8,524,178 shares outstanding, of which approximately 55.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Statements of Financial Condition

	June 30,	June 30,
	2014	2013
	(In thousands, except per share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$11,511	$16,540
Investment Securities	9,265	12,437
Loans available for sale	--	196
Loans Receivable, net	246,788	262,491
Real estate acquired through foreclosure	1,846	1,163
Other Assets	30,245	31,235
Total Assets	$299,655	$324,062

Liabilities
Deposits	$213,142	$230,981
FHLB Advances	17,200	24,310
Other Liabilities	2,108	2,149
Total Liabilities	232,450	257,440

Shareholders' Equity	67,205	66,622

Total Liabilities and Equity	$299,655	$324,062

Book Value Per Share	$7.88	$7.81

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Twelve months ended June 30,		Three months ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)

Interest Income	$13,150	$11,958	$3,270	$3,537
Interest Expense	1,618	1,686	360	431
Net Interest Income	11,532	10,272	2,910	3,106
Provision for Losses on Loans	580	662	49	83
Non-interest Income	344	1,525	25	290
Non-interest Expense	8,410	6,911	2,267	2,052
Income Before Income Taxes	2,886	4,224	619	1,261
Income Taxes	952	1,308	197	424
Net Income	$1,934	$2,916	$422	$837

Earnings per share:
Basic	$0.23	$0.37	$0.05	$0.10
Diluted	$0.23	$0.37	$0.05	$0.10

Weighted average outstanding shares:
Basic and diluted	8,374,624	7,950,228	8,378,522	8,364,846